Exhibit 10(iii)(A)(73)

Description of the Change in Compensation for Non-Management Directors and Committee Chairs

In a July meeting of the Board of Directors (the “Board”), the Board approved changes to the total compensation paid to non-management directors, as well as the annual fees for service as committee chairpersons.

Effective July 22, 2010, each non-management director will be paid an annual cash retainer of $100,000 and annual fees for committee chairpersons increased as follows: the Audit Committee and Compensation and Leadership Talent Committee chairpersons will receive $20,000.

In addition, each non-management director will receive an annual equity grant having a value of $100,000 on the date of grant. All equity grants will be subject to three year transfer restrictions, except in the case of the retirement of a director.